Independent Consultant & Contractor Agreement

This Independent Consultant & Contractor Agreement (“Agreement”) is made by and between Aerohive Networks, Inc., a Delaware corporation with its principal offices located at 330 Gibraltar Avenue, Sunnyvale, California, 94089 (which, together with its parent or subsidiary entities shall be hereinafter referred to as, "Aerohive" or the “Company”), and

Name:	Gordon C. Brooks
Principal Address:	[Address]
Place of Incorporation:	N/A

(hereinafter, "Consultant"). The term “Consultant” shall refer to and include, collectively, any employees, agents, affiliates, consultants or contractors of or directly engaged by the Consultant performing services for Aerohive hereunder.

By signing this Agreement, the parties agree to the terms and conditions set forth on this page and on the attached Terms and Conditions. This Agreement is effective as of September 1, 2015 (“Effective Date”), and will automatically terminate on December 1, 2015 (“Termination Date”), unless renewed, extended or earlier terminated pursuant to Section 5 of the attached Terms and Conditions. Each person signing this Agreement represents and warrants that such person is fully authorized to execute and enter into this Agreement on behalf of the company or entity named above and below with respect to his or her signature.

Gordon C. Brooks, an individual	AEROHIVE NETWORKS, INC.

/s/ Gordon C. Brooks	/s/ David Flynn
Name: Gordon C. Brooks	Name: David K. Flynn
Title:	Title: President & C.E.O.
Dated: August 28, 2015	Dated: August 28, 2015

Business Contact:	Business Contact:
Tel: [Phone]	Tel: 408-510-6142
E-mail: [E-mail address]	E-mail: DFlynn@aerohive.com
Tax ID: [Tax ID]
Confidential Information and Invention Assignment Agreement entered on January 16, 2013 (the “NDA”).
Agreement to Arbitrate Disputes and Claims entered on October 5, 2013 (the “Arbitration Agreement”)

Terms and Conditions

In consideration of the promises contained and consideration provided in this Agreement, Aerohive agrees to retain Consultant to perform certain services subject to the terms and conditions set forth below and in the Statement of Work attached as Exhibit A (which Exhibit A, together with the other exhibits attached hereto, are incorporated into this Agreement in full by reference as material parts hereof).

1.    Statement of Work. The services that Consultant is to perform and/or deliverables that the Consultant is to provide under this Agreement are identified in the attached Statement of Work (the “Services”).
2.    Compensation. The compensation to be paid Consultant pursuant to this Agreement shall be in consideration for all Services rendered. Payment will be made in the amount and manner specifically provided in the payment schedule attached hereto as Exhibit B, and the total amount due or owing Consultant for Services performed hereunder shall not exceed the specified identified maximum amount, unless and to the extent Aerohive and Consultant agree in writing to a greater amount in the form of an amendment to Exhibit B. Consultant hereby waives, as a material inducement to Aerohive’s agreement to enter this Agreement, any right to assert a claim or cause against Aerohive based on an oral or other modification or amendment of the terms and conditions of this Agreement, the scope of Services or right to payment hereunder, and Consultant agrees that it will not assert any such claim or cause against Aerohive (whether under the law of contract, quasi-contract or otherwise) or introduce into evidence any such oral or other modification or amendment, unless and to the extent such modification or amendment is agreed to in writing by Aerohive. Consultant may not rely on any oral or other modification or amendment of or to the terms and conditions of this Agreement, the scope of Services or right to payment hereunder, unless and to the extent agreed to in writing by Aerohive.
Consultant will submit to Aerohive a written report of work completed and prepare written statements detailing amount of work completed for each invoice period.
3.    Travel and Other Expenses. Unless and to the extent expressly provided on Exhibit B, the compensation to be paid Consultant is intended to be an “all-in” fee and Consultant shall be solely liable and responsible for any fees, costs, expenses and liabilities incurred in connection with this Agreement or in the performance of any of the Services, and Consultant waives any right, claim or expectation to recovery or reimbursement, from Aerohive or otherwise, to any such other fees, costs, expenses or liabilities.
4.    Term. The term of this Agreement will begin on the Effective Date and will run until the Termination Date, unless renewed, extended or earlier terminated by the parties as provided herein.
5.    Termination.    Aerohive may terminate this Agreement or any of the Services to be provided hereunder without cause at any time, and for any or no reason, by giving Consultant written notice of termination as provided on Exhibit A (“Termination for Convenience Notice Period”), and either party may immediately terminate this Agreement or any of the Services to be provided with cause at any time by giving the other written notice of such cause. The effective date of such termination for convenience by Aerohive will occur upon expiration of the indicated Termination for Convenience Notice Period. The effective date of such termination for cause by either party will occur immediately upon delivery of such written notice.

(a)
Termination with cause is appropriate in the event (i) of a breach by the other party of a material obligation hereunder or the NDA, (ii) the death or disability of Consultant, or (iii) the insolvency or bankruptcy or a reasonably apparent inability or unwillingness of or by the other party to perform its material obligations hereunder.

(b)
Upon the termination or expiration of a Statement of Work or of this Agreement, with or without cause and for any or for no reason, the terminating party will not be liable to the other party because of the fact or act of such termination for damages on account of the loss of prospective profits, expected business, good will, or on account of expenditures, leases or commitments in connection with the business of Aerohive or of Consultant, or for any other reason whatsoever flowing from the fact or act of such expiration or termination.

(c)
Aerohive’s sole obligation and liability to Consultant arising from the fact or act of termination or expiration shall be payment for: (a) Services actually and reasonably performed up to the effective date of termination or expiration (on the part of Aerohive), and (b) reasonable completion of Services actually requested up to the effective date of termination or expiration (on the part of Consultant, provided that Aerohive has made or is capable of making payment due and owing with respect to such Services). However, the fact or act of termination or expiration shall not otherwise relieve either party from any other obligation, liability or duty to the other, whether expressly provided herein, under the NDA or under law.

6.    Survival of Obligations. The following obligations will survive termination or expiration of this Agreement for any reason, except as provided in this Agreement:

(a)	Obligations relating to non-use and non-disclosure of Confidential Information, as provided in the NDA;

(b)	Obligations to make payments of amounts that are due prior to termination or expiration; and

(c)	Obligations specifically set forth in Sections 5, 6, 8, 12, 13, 14, and 17 through 31.
7.    Inspection and Acceptance. Consultant’s failure to perform the Services or deliver the deliverables, consistent with the Statement of Work set forth in Exhibit A and reasonable standards therefor, and/or failure to correct identified deficiencies promptly upon Aerohive’s request, shall constitute a material breach of this Agreement and be a basis for immediate termination by Aerohive.
8.    Warranty and Standards for Performance of Work. Consultant warrants that Consultant will perform all work under this Agreement in accordance with the standards and practices of professional care, skill and diligence customarily observed by similar service providers under similar circumstances.

9.    Independent Status. It is the express intention of the parties to this Agreement that the Consultant is and shall continue to act throughout the Term and in conjunction with the performance of any Services hereunder: (a) as an independent contractor, and (b) not as an employee, agent, joint venturer, or partner of Aerohive. Nothing in this Agreement shall be interpreted or construed as creating or establishing an employment relationship between Aerohive and Consultant, or any reasonable expectation or basis for reliance on the part of Consultant of such a relationship existing or developing during the term hereof. Both parties understand and agree that Consultant may perform services for others during the term of this Agreement.
10.    Performance of Services/Use of Aerohive Resources. The parties understand and agree that Consultant will have the sole discretion to determine the method, means, and location of performing the Services, and that Aerohive has no right to, and will not, control or determine the method, means, or place of the performance of the Services, except for such Services which, by their nature, require performance at Aerohive’s facilities and in conjunction or cooperation with Aerohive’s employees. In the event Consultant is authorized to use Aerohive resources to perform Services or provide products hereunder, Consultant agrees to use such resources exclusively in connection with such Services and/or products, and for no other purpose.

1.	Employment of Assistants/Insurance/Safety. N/A

12.    Obligations of Consultant.

(a)	Consultant is solely responsible for all taxes, withholdings, and other similar statutory obligations with respect to itself and its employees, agents or affiliates.

(b)
Consultant agrees and understands with respect to itself and its employees, agents or affiliates. that it is not entitled to and will not be eligible to receive any of the benefits which Aerohive may make available to its employees, such as group insurance, workers' compensation, disability insurance, vacation, sick pay, profit-sharing, incentive compensation, bonus or commission programs, stock purchase or stock award programs, or retirement benefits.

13.    Confidential Information.

(a)
Consultant understands that during the course of performing the Services hereunder, it may receive or have or obtain access to Confidential Information of Aerohive or its clients. Accordingly, Consultant understands and agrees that any such Confidential Information disclosed to Consultant, intentionally by Aerohive or otherwise, shall be subject to the terms and conditions of the NDA entered by the parties and identified above, and deemed incorporated in full as a material part hereof.

(b)
Consultant will not, during the Term, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has a duty to keep in confidence, and that Consultant will not bring onto the premises of Aerohive any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)
Consultant recognizes that Aerohive has received and in the future will receive from clients and third parties confidential or proprietary information which is subject to a duty on Aerohive's part to maintain in strict confidence and to use only for certain limited purposes. Consultant agrees that Consultant owes Aerohive and such third parties, during the Term and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except and to the specific extent necessary to carry out the Services for Aerohive expressly provided hereunder. Consultant acknowledges, understands and agrees that its improper disclosure of such confidential or proprietary information, intentional or otherwise, will cause immediate, serious and irreparable injury to Aerohive, its clients and third parties, for which inadequate remedy exists at law.

(d)
Consultant represents that performance of all the terms of this Agreement, including the performance of Services hereunder, will not breach any agreement to keep in confidence confidential information acquired by Consultant prior to the execution of this Agreement or otherwise, to Consultant’s knowledge, the trade secret, patent, copyright or other intellectual property right of a third party.

(e)
Upon the termination of this Agreement, or upon Aerohive's earlier request, Consultant will deliver to Aerohive all of Aerohive's property or Confidential Information that Consultant may have in Consultant's possession or control.

(f)	In the event Consultant employs assistants Consultant will assure that such employees are bound by confidentiality terms at least as stringent as those set forth herein and in the NDA.
14.    Inventions.    N/A
15.    Employment Eligibility. Consultant represents and warrants that: Consultant and all persons it employs to perform Services hereunder are citizens of the United States or holders of a valid and current Alien Registration Receipt Card and eligible to hold employment and perform the Services, under the laws of the United States and the State of California (or are otherwise legally fully able and authorized to perform the Services in the country or geographic area in which such Services are to be provided).
16.    Gratuities/Business Dealings. Consultant represents and warrants that it has not offered or given, and shall not offer or give, to Aerohive or any its employees, agents or affiliates, any gratuity, payment or benefit (other than the performance of Services expressly provided hereunder) in order to secure any favor or business from Aerohive, or to influence Aerohive with respect to this transaction or business generally between the parties. Consultant shall promptly disclose to Aerohive in writing any separately existing or previous employment or other work relationship or investment interest of any manner, involving Consultant and Aerohive, and their respective employees, agents or affiliates. Consultant acknowledges receipt of or an opportunity to review Aerohive’s Code of Business Conduct (“Code”), and agrees to abide in all material respects by its terms and conditions during the term of this Agreement. The Code is also available for review via Aerohive’s website at www.Aerohive.com.
17.    Stock Trading Policy.     All Aerohive contractors and consultants, including Consultant, are prohibited from trading in Aerohive stock at any time when in the possession of Material, Non-public Information about Aerohive or our business. Material, Non-public Information is any information concerning Aerohive’s business, prospects, strategic decisions or direction, financial condition, major sales or customer developments, or significant operational or legal information, developments or liabilities that an investor might consider important in deciding whether to buy or sell Aerohive stock, or which could affect the market price for Aerohive stock. Examples of Material, Non-public Information include, but are not limited to: actual or estimated quarter-end or year-end financial results or changes in condition; possible mergers, acquisitions or divestitures; purchases or sales of investments in companies; significant customer contract “wins” or losses; significant product discoveries or developments; threatened or actual major litigation or developments in pending cases, for or against Aerohive; threatened or actual actions against Aerohive by regulatory entities or reporting of financial errors or irregularities; and major events relating to Aerohive’s business or changes in business strategies, or key executive departures. Consultant agrees to abide by this policy.

18.    Solicitation of Employment. Consultant agrees, during the Term and for the period of six (6) months thereafter, (a) not to recruit, solicit or inquire for employment, directly or indirectly, or to advise or assist others in recruiting, soliciting or inquiring for employment, any then-current Company employee, or (b) to advise or assist others, directly or indirectly, in soliciting or transferring Company business to any other party.
19.    Compliance with Laws; FCPA Compliance. Consultant agrees to comply, at all times during the Term, with all applicable governmental laws, statutes, ordinances, rules, regulations and other requirements, including such pertaining to environmental protection, wage, equal employment, non-discrimination, and workplace health and safety. Consultant and each of its employees, agents or Affiliates, shall at all times when performing Services, fully comply, in all material respects, with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001.  No part of the proceeds of any compensation, commission or retainer fee, as applicable paid to Consultant under this Agreement, will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
Upon Aerohive’s reasonable request, Consultant agrees to provide prompt assurance and evidence of Consultant’s active compliance with any and all such governmental requirements.
20.    Enforceability of Agreement/Venue and Jurisdiction. The parties agree that any dispute in the meaning, effect, or validity of this Agreement, and any cause, claim or action arising from this Agreement (and any Services or products provided hereunder), shall be governed by, enforceable under and resolved in accordance with the laws of the State of California, without regard to the conflict of laws provisions. The parties further agree that if one or more provisions of this Agreement are held to be unenforceable under applicable California law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted and given effect as if such provision were so excluded. The parties consent to Santa Clara County, California, and any United States District Court or Superior Court of competent jurisdiction located within its boundaries, as the exclusive venue and jurisdiction of any litigation or other dispute resolution modality; except that either party may take action in any jurisdiction to prevent disclosure of Confidential Information, or to enforce a judgment or other decision.

21.    Assignment. Neither party may assign this Agreement without the express written consent of the other party; provided, however, that Aerohive may assign its rights and obligations hereunder to a subsidiary or affiliated entity, or to a successor entity in the event of corporate merger, acquisition or other form of corporate reorganization, or acquisition of substantially all of Aerohive’s assets or common stock.
22.    Arbitration. The parties agree that any and all disputes that either party may have with the other party which arise out of this Agreement, or any right or obligation hereunder, shall be resolved through final, binding and non-appealable arbitration in Santa Clara County, California in accordance with the rules and regulations of the American Arbitration Association then in-effect, and as provided in the Arbitration Agreement (which terms are incorporated here in full as a material part by reference). Both parties understand and agree that the arbitration shall be instead of any civil litigation and that the arbitrator’s decision shall be final, binding and, upon entry by a court of competent jurisdiction, non-appealable to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.
Filing a judicial action or recording a notice of pending action, order of attachment, receivership, injunction, or other provisional remedies shall not waive arbitration rights nor is recourse to such judicial relief precluded by the existence or availability of arbitration hereunder. The parties shall split equally the arbitrator’s fees.
23.    Intellectual Property; Specific Indemnity. N/A
24.    General Indemnity.    Subject to the other express provisions herein, including the indemnity provisions above, each party agrees to defend, indemnify and hold the other party (including such party’s officers, directors, employees, agents and affiliates) harmless from and against all Damages, to the extent any such Damages asserted by a third party arise from the indemnifying party’s negligence, misconduct, fraud or breach of any material obligation hereunder (including to the extent a result form the acts or omissions of such indemnifying party’s officers, directors, employees, agents and affiliates), and including specifically, any claim or right to contribution from Aerohive for injury to person or property of any employee, agent or affiliate of Consultant. Consultant’s indemnity obligations hereunder shall also include any and all claims made by any entity on account of an alleged failure by Consultant to satisfy any such tax or withholding obligations.
25.    Liability Limitation.     EXCEPT AS PROVIDED IN SECTIONS 12(d), 23 AND 24, NOTWITHSTANDING ANYTHING OTHERWISE TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, EXEMPLARY, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.
26.    Waiver of Jury/Limitations of Actions; Attorney’s Fees. Aerohive and Consultant hereby agree, to the fullest extent permitted by law, to waive any right or claim to adjudication by jury of any claim or cause asserted against the other and arising hereunder. In any judicial proceeding arising out of this Agreement, or Services or products performed or provided hereunder, neither party is entitled to recover its attorneys’ fees or costs incurred pertaining to such proceeding (whether such party is the prevailing party).
27.    Entire Understanding. This Agreement contains the entire understanding of the parties regarding its subject matter, and supersedes any and all prior communications, representations and agreements, whether written or oral. This Agreement can only be modified to the extent by a subsequent written agreement executed by the designated Consultant and Aerohive Notice Contact identified above.
28.    No Obligation to Proceed with Additional Services or Business Relationship. Except as expressly provided herein, neither party has any obligation by virtue of this Agreement to proceed with any transaction between them, and any proposal, design or similar item presented to either party by the other shall be without obligation or restriction on the party.
29.    Notices. All notices required or given herewith shall be addressed to Aerohive or Consultant at the designated addresses and to the attention of the designated Notice Contact identified above, by registered mail, special delivery, or by certified courier service.
30.    Waiver. Failure by a party to take affirmative action with respect to any breach of these terms and conditions by the other party shall not be construed as a waiver of that breach or of future breaches.
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EXHIBIT A
Statement of Work

The scope of services to be performed under this Agreement is specifically restricted to the consulting and/or specific services described below (the “Services”):

Services:
At the reasonable request and direction of Aerohive, through its C.E.O. and/or C.F.O., Consultant will be reasonably available during the Term to provide assistance and consultation regarding the transition of his former responsibilities as an Aerohive employee, and insight into the Company’s corporate, Finance or functions, including processes, personnel, and resources, and provide assistance and review as reasonably requested through the Company’s Q3 close process.

Consultant will keep a time record and, upon written request provide to the Company a copy thereof, with respect to the Services he provides during the Term.

Commencement Date: September 1, 2015

Completion Date: December 1, 2015

Termination for Convenience Notice Period

30 days written notice by Aerohive or Consultant for termination for convenience.

EXHIBIT B
Continued Service and Status of Existing Equity
Performance of the Services shall be deemed not to be a break in service of Consultant, from the termination of Consultant’s prior employment with the Company to the commencement of the continuing service relationship pursuant to this Agreement. For this reason, any rights Consultant may hold as of the Effective Date with respect to equity awards which existed as of the date of termination of Consultant’s employment relationship with the Company shall be deemed in full force and effect and continuing through the Term.

Consultant understands that any rights to incentive stock options (“ISOs”) which have vested to Consultant as of the date of termination of his employment with the Company must be exercised within 90 days of such date in order to preserve any tax-preferred benefits or status. Any rights to ISOs which have vested to Consultant as of the date of termination of his employment with the Company but which Consultant does not exercise within 90 days of such date will automatically, and without further action of or notice from the Company, convert to non-qualified stock options (“NQLs”) with the loss to Consultant of ISO-related, tax-preferred benefits or status. Consultant also understands that any income he may recognize with respect to the exercise during the Term of any rights to stock options vested to Consultant as of the date of termination of his employment with the Company may be subject to surcharges or less-favorable tax treatment, given Consultant’s then-status as a consultant to (and not employee of) the Company. Consultant will be solely responsible for taxes assessable and payable with respect to the exercise during the Term of any rights to stock options vested to Consultant as of the date of termination of his employment.

Consultant understands and agrees that, notwithstanding the foregoing, any rights or expectations Consultant may have with respect to equity awards which existed as of termination of Consultant’s prior employment with the Company will at all times be subject to the terms, conditions and requirements of the respective award agreement and stock plan from which the award issued.

Payment for Services

Continued vesting, as provided above.

Payment for Services

Consultant understands and agrees that Consultant’s sole consideration for the Services will be the continued vesting during the Term of equity awards, whether in the form of RSUs or stock options (and whether ISOs or NQLs) which existed as of the date of termination of Consultant’s employment relationship with the Company (unless and to the extent Aerohive and Consultant agree in writing to additional compensation and consideration in the form of an amendment to this Exhibit B).

Payment for Expenses

Aerohive shall reimburse Consultant for all out-of-pocket expenses (round trip transportation, hotel, and meals) actually reasonably incurred by Consultant at Aerohive’s reimbursement rate, in connection with any trip made by Consultant at the specific request and with the prior written approval of Aerohive. If out of town Services are required, all travel will be established by Aerohive’s internal travel operations and policies. Aerohive will not pay for local travel or mileage between Aerohive and Consultant’s home or office.